Exhibit 10.7

ATTOVIA THERAPEUTICS, INC.

July 20, 2026

Petter Veiby

Sent via email

RE: Continued Employment with Attovia Therapeutics, Inc.

Dear Petter:

This letter agreement (“Agreement”) amends and restates the offer letter between you and Attovia Therapeutics, Inc. (the “Company”), dated on or about June 19, 2023 (the “Prior Agreement”) and sets forth the terms of your continued employment with the Company or a subsidiary of the Company. This Agreement is effective as of the closing of the sale of shares of the Company’s common stock to the public pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission. The terms of your continued employment and the benefits currently provided by the Company are as set forth in this Agreement.

You will continue to work in the role of Chief Scientific Officer, an exempt position, reporting to the Company’s Chief Executive Officer.

1. Cash Compensation. The Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. You will also be eligible to receive variable compensation in accordance with the Company’s annual bonus program or sales compensation plan in effect from time to time. To receive payment of any annual bonus earned, you must remain employed with the Company on the date the annual bonus is paid. Please note that bonus programs, payouts and criterion are subject to change or adjustment as the business needs of the Company may require, and the annual bonus (if any) will be awarded based on objective or subjective criteria established by the Company and approved by the Company’s Board of Directors (or a committee thereof).

2. Equity Awards. You currently hold Company equity grants. Nothing in this Agreement will amend or affect the terms of such equity awards, which will remain subject to the applicable equity incentive plan and to the equity agreements entered into between you and the Company. You will be eligible for future discretionary equity grants at the sole discretion of the Company.

3. Employee Benefits. You will continue to be eligible to participate in a number of Company-sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice.

4. Termination Benefits. You will be eligible to receive change in control and severance payments and benefits as a participant under the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”).

5. Confidentiality Agreement. By signing this Agreement, you reaffirm the terms and conditions of the Employee Invention Assignment and Confidentiality Agreement (the “EIACA”), or any comparable agreement entered by and between you and the Company.

6. Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with your employment, you and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to your employment or this Agreement this Plan or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Mateo, California, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

7. No Conflicting Obligations. You understand and agree that by signing this Agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Agreement or the Company’s policies. You confirm that you have not, and covenant that you will not bring to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties.

8. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

9. General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures, including, but not limited to, the Company’s Code of Business Conduct and Ethics, Insider Trading Policy, and other applicable corporate policies. The Company is an equal opportunity employer.

10. At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, subject to the terms of the Severance Plan. The Company also reserves the right to modify or amend the terms of your employment, including your job title, reporting relationship, and duties at any time for any reason. Any contrary representations which may have been made to you are superseded by this Agreement. This Agreement, together with your equity agreements, the Severance Plan and the EIACA, is the full and complete agreement between you and the Company relating to your employment and the additional matters provided here. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer.

11. Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

[SIGNATURE PAGE TO AGREEMENT FOLLOWS]

This Agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this Agreement, including, without limitation, the Prior Agreement.

Very truly yours,

Attovia Therapeutics, Inc.

/s/ Tao Fu
By: Tao Fu
Chief Executive Officer

ACCEPTED AND AGREED:

Petter Veiby

/s/ Petter Veiby
Signature

July 22, 2026
Date